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                           CONTRACT MANUFACTURING AGREEMENT


THIS CONTRACT MANUFACTURING AGREEMENT (the "Agreement") is made and entered into as of March 17, 2000 ("Date of Agreement"), by and between:

Chiron S.p.A., with its registered offices at Via Fiorentina 1, 53100 Siena, Italy, hereafter referred to as "Chiron",

and

SynCo Bio Partners B.V., with its registered offices at Paasheuvelweg 30, 1105 BJ Amsterdam Zuidoost, The Netherlands, hereafter referred to as the "SynCo".

BACKGROUND

- Chiron has developed or is developing a broad line of novel adult and pediatric vaccines for viral and bacterial infectious diseases;

-      SynCo operates a manufacturing plant in Amsterdam, The Netherlands;

- Chiron wishes to contract with SynCo to provide services related to the production of certain vaccines or intermediate products in the Plant, in quantities and at times to be separately agreed upon between Parties. SynCo is willing to use its personnel, expertise and facilities to discharge such contract manufacturing tasks and to provide such services, assistance, advice and consulting as Chiron may request from time to time.


NOW, THEREFORE, in consideration of the premises, the mutual covenants, terms and conditions hereinafter set forth, THE PARTIES AGREE AS FOLLOWS:

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ARTICLE 1 - DEFINITIONS

For the purpose of this Agreement the following terms shall be defined as follows:

1.1. "Affiliate" means: with respect to either Party, any company, entity, joint venture or similar business arrangement which is controlled by, controlling or under common control with such Party, and shall include without limitation any company fifty percent or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such Party, and any company which owns or controls, directly or indirectly, fifty percent or more of such Party.

1.2. "BPRs" means: the batch production records and other documents providing the manufacturing history of a batch of Product.

1.3. "Confidential Information" means: (a) all information disclosed by either Party in writing and designated confidential, (b) all information disclosed orally that is confirmed in writing and designated confidential within thirty
(30) days after such disclosure, (c) all information relating to Patents, (d) all Specifications, (e) all other Technology, and (f) all other information relating to the manufacture of the Products, whether such information is provided to SynCo by Chiron hereunder or otherwise.

1.4. "GMP" means: European Good Manufacturing Practices for Medicinal Products as in effect at the time of manufacture of any Product supplied to Chiron hereunder.

1.5. "Material" means: the working cell banks and specific reagents as required for the manufacture of the Products in accordance with the relevant Specifications. Commercially available raw materials are excluded.

1.6. "Parties" and "Party" means: SynCo and Chiron and SynCo or Chiron, respectively, as the context may require.

1.7. "Patents" means all Patents owned by or licensed (with a right to sublicense) to Chiron or any of its Affiliates claiming Technology.

1.8. "Plant" means: SynCo's facility located at Paasheuvelweg 30, 1105 BJ Amsterdam Zuidoost, The Netherlands.

1.9. "Product" or "Products means: any or all of the vaccine products or intermediate products thereof listed on Exhibit B.

1.10. "Specifications" means: with respect to each Product, the specifications for such Product as set forth in Exhibit C, as such specifications may be amended by Chiron from time to time.

1.11. "Technology" means: all inventions, discoveries, procedures, processes, methods, data, information, results, trade secrets and know-how, whether patentable or otherwise, owned by or licensed (with a right to sublicense) to Chiron or any of its Affiliates as of the Agreement Date or any time during the term of this Agreement relating to the manufacture of the Products and shall include, without limitation, the Specifications.


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ARTICLE 2 - MANUFACTURE OF PRODUCT

2.1. SynCo shall manufacture and supply to Chiron such quantities of Products as Chiron may from time to time order in accordance with the terms of this Agreement.

2.2. SynCo will manufacture the Products on a campaign basis, one campaign per Product per year, with a minimum of 8 batches per campaign.

       Attached as Exhibit D is Chiron's firm order for Products to be (delivered) in 2000. SynCo hereby accepts such order. Subsequent orders shall be by firm written purchase order submitted nine months in advance of the requested shipping date.

2.3. SynCo shall promptly notify Chiron by phone and by facsimile if any firm purchase order submitted by Chiron cannot be filled within 15 days of the requested shipping date. In such a case, SynCo will discuss with Chiron the means for promptly eliminating the back order.

2.5. SynCo shall ship in accordance with Chiron's shipping instructions, at Chiron's expense. Title and risk of loss with respect to each shipment shall pass to Chiron upon delivery of the Product to a common carrier at the Plant.


ARTICLE 3 - TRANSFER OF TECHNOLOGY AND MATERIAL.

3.1. Chiron hereby grants to SynCo a non-exclusive, royalty free license under the Patents and to use the Technology to manufacture Product solely for Chiron in accordance with the terms and conditions of this Agreement.

3.2. Chiron shall provide SynCo with the Specifications and all other relevant Technology for the purpose of enabling SynCo to perform its obligations under this Agreement.

3.3. Chiron will furnish SynCo, free of charge, with the Material in sufficient quantities for the purpose of enabling SynCo to perform its obligations under this Agreement. The Material will remain the exclusive property of Chiron. SynCo will not transfer the Material to any third party. The Material will be released by the QA officer of Chiron. SynCo will maintain records of usage of the Material, and will inform Chiron of needs for additional quantities in a timely manner, and return to Chiron any unused quantities of the Material upon request.


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ARTICLE 4 - REGULATORY AFFAIRS AND QUALITY ASSURANCE

4.1. SynCo shall manufacture all Products supplied to Chiron hereunder in the Plant and shall not transfer Technology to, or manufacture Product at, any other location without the prior written consent of Chiron.

4.2. SynCo shall and maintain adequate equipment, knowledge and experience and competent personnel to carry out satisfactorily its obligations under this Agreement.

4.3. SynCo shall exercise all reasonable skill, care and diligence in the performance of its duties under this Agreement and shall carry out all responsibilities with recognized professional standards and the requirements of GMP. SynCo shall obtain and maintain all legally required permits in order to manufacture the Products in the Plant. SynCo shall inform Chiron of all permits filed and their status with respect to approval.

4.4. SynCo shall not subcontract any part of its obligations under this Agreement to a third party without prior written approval by Chiron.

4.5. Chiron will provide to SynCo the release tests to be performed on the Products and SynCo will perform such release testing in accordance with Chiron's written instructions.

4.6. SynCo shall write and maintain all BPRs and all documentation relating to the manufacture of Product supplied hereunder in the English language.

4.7. Subject to reasonable prior notice, Chiron's designated representatives may inspect those portions of the Plant used in the production of the Products for the purpose of determining compliance with GMP and the terms of this Agreement at reasonable times during the production campaign of the Products. SynCo will provide full cooperation for these inspections.

4.8. SynCo's Quality Assurance unit shall review and approve all BPRs and shall investigate all deviations on such BPRs. This unit shall also ensure that the Plant and manufacturing operations are in compliance with GMP and with any other applicable law or regulation in effect during the time of manufacture of the Product. Within sixty days of completion of manufacture of each batch of Product, SynCo will supply Chiron with a "Certification of Compliance" for such batch stating that the BPRs and related documentation have been reviewed and found to be in GMP compliance.

4.9. Chiron will have final responsibility for the release of each batch of Product manufactured by SynCo.

4.10. SynCo will notify Chiron at least six (6) months in advance of any proposed modifications to the Plant, utilities, equipment or any other aspect of the manufacturing process for the Products. SynCo shall not make any such change without the prior written consent of Chiron, which consent Chiron may withhold in its reasonable discretion if the change have any impact on Chiron's Marketing Authorizations for any or all of the Products.


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4.11.  SynCo will retain manufacturing data, test records, and raw material samples as required to satisfy GMP. SynCo will provide Chiron, free of charge, with copies of all manufacturing data and test records, as well as copies of other documents resulting from work under this Agreement, required by Chiron for regulatory purposes. In the event of termination of the Agreement, all original manufacturing data, test records, samples and other materials required to satisfy GMP for the production of the Products will be delivered to Chiron promptly upon its request.

4.12. SynCo will permit the Regulatory Authorities to conduct inspections relating to the manufacture of the Products and will cooperate fully in connection with such inspections. SynCo will notify Chiron promptly of any of such inspections and shall promptly inform Chiron of the results of such inspections.

ARTICLE 5 - WARRANTIES AND LIABILITY

5.1.   SynCo warrants that:

       a) the Products will be manufactured, packed, stored and delivered in compliance with this Agreement and all applicable laws, regulations, and orders, including GMP; without limiting the generality of the foregoing, SynCo will obtain and maintain in effect all required governmental permits, licenses, and approvals applicable to the manufacture of the Products and shall produce the Products in accordance with all such permits, licenses, orders, applications and approvals;

       b) the Material will be received and stored in accordance with all applicable laws, regulations and orders and in accordance with the relevant specifications;

       c) on the date of delivery thereof, the Products will conform to the Specifications; and

       d) it will not carry on activities in the Plant which could reasonably prevent the Products from being manufactured in accordance with all applicable laws, regulations, and orders, including GMP.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SYNCO MAKES NO WARRANTIES EXPRESS OR IMPLIED AND EXPRESSLY DISCLAIMS WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, AND SYNCO SHALL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY CASE OF NONCONFORMITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING FROM ANY ALLEGED OR ACTUAL BREACH OF THIS AGREEMENT.


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5.2.   SynCo shall promptly replace, free of charge, any defective or non-conforming Product supplied to Chiron, provided Chiron notifies SynCo in writing upon discovery of such defect or non-conformity within a period of sixty days after SynCo's Quality Assurance has approved the Product pursuant to paragraph 4.8, and provided Chiron allows SynCo to evaluate the claim and to test the said quantity of Product within a reasonable period of time, but not to exceed sixty days. Replacement of the Product by Synco pursuant to this paragraph 5.2 shall be the sole remedy of Chiron against SynCo for defective or non-conforming Product.

5.3. If the Parties disagree whether such Product is defective or non-conforming, then the Product in dispute will be tested and further analyzed by a qualified independent testing laboratory reasonably acceptable to both Parties. Such laboratory's testing will determine, using representative samples, whether the quantity of the Product is defective or non-conforming with the Specifications. The resulting determination of the laboratory will be final and binding on SynCo and Chiron. SynCo will bear the cost of such testing if the testing demonstrates that the Product is defective or non-conforming and Chiron will bear the cost if the testing demonstrates the Product is neither defective nor non-conforming.

5.4. Except to the extent subject to indemnification by Chiron pursuant to paragraph 5.5., SYNCO will indemnify, defend and hold harmless Chiron and its Affiliates from and against any and all losses, claims, damages or liabilities (including but not limited to reasonable attorney's fees) arising from or relating to (a) any breach by SynCo of its representations, warranties or covenants under this Agreement; or (b) any negligence or intentional wrongdoing of SynCo.

5.5.   Except to the extent subject to indemnification by SynCo pursuant to
       Section 5.4., Chiron will indemnify, defend and hold harmless SynCo and its Affiliates from and against any and all losses, claims, damages or liabilities (including but not limited to reasonable attorney's fees), arising from or relating to (a) any use, including clinical trials, or sale by Chiron or any third party of any Product supplied by Synco hereunder; (b) any allegation by any third party of infringement of its intellectual property rights by or the manufacture, use or sale of Products by Chiron or any of its Affiliates; (c) any breach by Chiron of its representations, warranties or covenants under this Agreement; or (d) any negligence or intentional wrongdoing of Chiron.


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5.6.   Any person seeking indemnity pursuant to this section (the "Indemnified
       Party") shall notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing promptly upon becoming aware of any claim, threatened claim, damage, loss, suit, proceeding or liability ("Claim") to which such indemnification may apply. Failure to provide such notice shall constitute a waiver of the Indemnifying Party's indemnity obligations hereunder if and to the extent the Indemnifying Party is materially damaged thereby. The Indemnifying Party shall have the right to assume and control the defense of the Claim at its own expense. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the Indemnify Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by the Indemnified Party after the assumption of the defense by the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Claim, the Indemnified Party may defend the Claim; provided, that the Indemnified Party will not settle or compromise the Claim without consent of Indemnifying Party, which consent will not be unreasonably withheld. The Indemnified Party shall cooperate with Indemnifying Party and will make available to Indemnifying Party all pertinent information under the control of the Indemnified Party.


ARTICLE 6 - CONSIDERATIONS AND PAYMENTS

6.1. As payment in full for Product supplied hereunder, Chiron shall pay to SynCo the fully burdened, fairly allocated cost to SynCo of manufacturing such Product, determined in accordance with the accounting methodologies to be agreed by the Parties promptly after the date of this Agreement and attached as an exhibit hereto. The Parties agree that the cost for dried purified meningitis C polysaccharides supplied hereunder during 2000 and 2001 shall be as set forth in Exhibit A.

6.2. SynCo shall invoice Chiron in Netherlands Guilders or Euro's. Payment terms to SynCo shall be thirty (30) days net from the date of invoice.


ARTICLE 7 - CONFIDENTIALITY AND INTELLECTUAL PROPERTY

A Party receiving Confidential Information from the other Party or developing Confidential Information hereunder shall not disclose such Confidential Information to any third party or otherwise for a period extending ten (10) years following expiration or earlier termination of this Agreement, except as follows:

(a) to the extent such information is or becomes general public knowledge through no fault of the recipient Party; or

(b) to the extent such information can be shown by contemporaneous documentation of the recipient Party to have been in its possession prior to receipt thereof hereunder; or

(c) to the extent such information is received by the recipient Party from a third party without any breach of an obligation to the disclosing Party; or


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(d)    to the extent required by law, by local authorities for regulatory purposes or is necessary to perform its obligations under this Agreement, in which case, the recipient Party may disclose the information if the recipient Party gives the other Party prior notice of such disclosure and an opportunity to comment upon the content of the disclosure. However, SynCo shall have the right, at all times and without the obligation to give notice to Chiron, to use information related to its Plant for its own business purposes and Chiron shall have the right, at all times and without the obligation to give notice to SynCo, to use the information related to the Vaccines for its own business purposes.

For the avoidance of doubt: It is understood that SynCo purchased the Plant and certain related equipment, including computers and other information technology systems, from an Affiliate of Chiron, and that prior to such purchase the Plant and equipment were utilized by Chiron and its Affiliates for the manufacture of Products. It is further understood that certain employees of SynCo formerly were employees of an Affiliate of Chiron and were engaged directly or indirectly in the manufacture of Products. Notwithstanding anything to the contrary contained herein, and in particularly notwithstanding paragraph (b) above, all information relating the Specifications, Technology or manufacture of the Products which exists as of the date of this Agreement shall be owned solely and exclusively by Chiron and shall not be disclosed by SynCo at any time during the term of this Agreement or for a period of ten years following the expiration or earlier termination of this Agreement.

Each Party shall use Confidential Information received from the other Party solely for the purposes of this Agreement and for no other purpose whatsoever.

ARTICLE 8. - TERM OF AGREEMENT

The term of this Agreement shall commence as of the Date of Agreement, and will continue until JANUARY 1, 2002 or terminated by any party upon six (6) months prior written notice to the other party. Termination of this agreement will not relieve Chiron of its obligations to pay SynCo for Product previously supplied hereunder and for commitments which arise directly out of firm purchase orders for Products and which cannot reasonably be canceled or otherwise put to use.

ARTICLE 9 - ADDITIONAL TERMS

9.1. FORCE MAJEURE. A Party shall not be held liable to the other for any delay in performance or non performance of that Party directly or indirectly caused by reason of force majeure including, but not limited to, industrial disputes, strike, lockouts, riots, mobs, fires, floods, or other natural disasters, wars declared or undeclared, civil strife, embargo, lack or failure of transport facilities, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality or by any other supervening circumstances beyond the control of either Party. Provided, however, that the Party affected shall: give prompt written notice to the other Party of the date of commencement of the force majeure, the nature thereof, and expected duration; and shall use its best efforts to avoid or remove the force majeure to the extent it is able to do so; and shall make up, continue on and complete performance when such cause is removed to the extent it is able to do so. Either Party has the right to terminate the Agreement with immediate effect and without any liability, upon written notice to the other Party, should the force majeure continue after three months (3) following the first notification.


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9.2.   NON-WAIVER. The failure by any Party at any time to enforce any of the terms or provisions or conditions of this Agreement or exercise any right hereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or that Party's rights thereafter to enforce or exercise the same. No waiver by a Party shall be valid or binding, except if in writing and signed by a duly authorized representative of the waiving Party.

9.3. SEVERABILITY. In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, but this Agreement shall be construed by limiting such provision to such extent as would nearly as possible reflect the intent, purpose and economic effect of such provision, or, if such is not possible, by deleting such provision from this Agreement, provided that the remaining provisions reflect the intent of the Parties, as evidenced by this Agreement as a whole.

9.4. CAPTIONS. All titles and captions in this Agreement are for convenience only and shall not affect its interpretation.

9.5. LAW AND ARBITRATION. This Agreement shall be governed, construed and interpreted by the law of the Netherlands. The Parties agree that all disputes between them arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with such Rules. The arbitration proceedings shall take place in Amsterdam, The Netherlands if initiated by Chiron and in Milan, Italy if initiated by SynCo and shall be conducted in the English language. Judgment on the award may be issued by and enforced by any court of competent jurisdiction.

9.6. ENTIRE UNDERSTANDING. This Agreement (including appendices) is the entire understanding and agreement between the Parties relating to the subject matter hereof and supersedes (except as provided herein) any and all prior arrangements, understandings, and agreements between the Parties whether written or oral relating thereto. No amendments, changes, or modifications of the terms of this Agreement shall be valid or binding unless made in writing and signed by the duly authorized representatives of each Party.

9.7. INDEPENDENT STATUS OF PARTIES. Each Party is an independent party acting in its own name and for its own account. Neither Party has any authority to act as an agent or representative of the other, or to contract in the name of, or create or assume any obligation against, or otherwise legally bind, the other Party in any way for any purpose, unless agreed separately in writing. All costs and expenses connected with each Party's activities and performance under this Agreement unless otherwise separately agreed or provided for in this Agreement are to be borne solely by the Party incurring such costs and expenses.


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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Chiron S.p.A.                             SynCo Bio Partners B.V.


/s/ Dr. Gabriele Brusa                    /s/ Dr. Mic N. Hamers

Dr. Gabriele Brusa                        Dr. Mic N. Hamers
Chief Executive Officer                   Managing Director


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                                      EXHIBIT A

                               COST OF CERTAIN PRODUCT


The price per batch of dried purified MenC polysaccharides amounts to two hundred and ninety four thousand (294,000) Dutch Guilders excluding VAT.


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                                      EXHIBIT B

                                   LIST OF PRODUCTS


HIB
MEN C
CRM197
MEN A


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                                      EXHIBIT C

                       OPERATING PROCEDURES AND SPECIFICATIONS

BATCH PRODUCTION RECORDS

MF-BPR-MEC-2850      Preparation of Inoculum for MEC production
MF-BPR-MEC-2900      Production of MEC on 1500 liter scale; Fermentation
MF-BPR-MEC-2950      Production of MEC on 1500 liter scale; Primary Recovery
MF-BPR-MEC-3000      Extraction of MenC Polysaccharides out of CTAB Wet Paste
MF-BPR-MEC-3005      Q-Sepharose XL Ion Exchange Chromatography for the
                     purification of MenC Polysaccharides
MF-BPR-MEC-3010      Ultrafiltration and precipitation of Men-C polysaccharide

COMPONENT PREPARATION RECORDS (ONE-BATCH RELATED)

MF-CPR-MEN-0001      Preparation of sterile MEN base medium in shake flasks
MF-CPR-MEN-0002      Preparation of 0.2 micron filtered Fermentation Supplements
MF-CPR-MEN-0003      Materials for MEC Fermentation and Primary Recovery (1500
                     I scale)
MF-CPR-MEN-0004      Preparation of 0.2 Tm filtered Inoculum Supplements

MF-CPR-XXX-3940      Buffer VA; 0.4 M NaCl in 20 mM TrisHCl, pH 7.75
MF-CPR-XXX-3941      Buffer VB; 0.2 M NaCl in 38% Ethanol and 10 mM TrisHCl, pH
                     7.5
MF-CPR-XXX-3942      Buffer VC; 1 M NaCl in 38% Ethanol and 10 mM TrisHCl, pH
                     7.5
MF-CPR-XXX-3943      Buffer VD; 2 M NaCl in 38% Ethanol and 100 mM TrisHCl, pH
                     7.5
MF-CPR-XXX-3944      Buffer VE; 20 mM CaCl(2) in 38% Ethanol

MF-CPR-XXX-3930      2 M Calcium Chloride
MF-CPR-XXX-3959      20% (v/v) Ethanol
MF-CPR-XXX-3973      1.0 M Sodium Hydroxide
MF-CPR-XXX-3911      4.2 M Acetic Acid Solution


COMPONENT PREPARATION RECORDS (MULTIPLE-BATCH RELATED)

MF-CPR-XXX-0001      Preparation of Ultrafiltrate Yeast Extract solution (10%
                     w/v)
MF-CPR-XXX-2024      Sterile 50% (w/v) Glucose



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                                      EXHIBIT C

                       OPERATING PROCEDURES AND SPECIFICATIONS
                                       (CONT'D)


CLEANING CPR'S (ONE-BATCH RELATED)

MF-CPR-XPT-2030      Cleaning the 1000 I Process Tank
MF-CPR-XPT-2050      Cleaning the 4000 I Process Tank
MF-CPR-XFR-2002      Cleaning Procedure for the 1500 I Fermentation System
MF-CPR-XTL-2080      Cleaning the Transfer Loop
MF-CPR-XCT-2100      Cleaning the Recovery Skid
MF-CPR-XCT-2580      Cleaning the Westfalia CSA-8 Centrifuge
MF-CPR-XUF-2220      Cleaning and Testing of Millipore Ultrafiltration System


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